Filed Pursuant to Rule 433
                                                         File No.: 333-132249-09

     The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the depositor.

     The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Banc of America Securities LLC (the "Underwriter") makes no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The Underwriter and its affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

                         THE SERIES 2006-B CERTIFICATES


                       Initial Class  Pass-Through                            Interest       Minimum           Incremental
Class                    Balance(1)      Rate           Principal Types        Types      Denomination(2)     Denomination(2)
--------------        --------------  ------------    ---------------------  ----------   --------------     ---------------
Offered
Certificates
Class 1-A-1...         $21,988,000        (5)         Senior, Pass-Through    Variable        $1,000                  $1
                                                                                Rate
Class 1-A-R...                $100        (5)          Senior, Sequential     Variable          $100                 N/A
                                                               Pay              Rate
Class 2-A-1...        $285,061,000        (6)             Super Senior,       Variable        $1,000                  $1
                                                          Pass-Through          Rate
Class 2-A-2...         $13,241,000        (6)             Super Senior        Variable        $1,000                  $1
                                                      Support, Pass-Through     Rate
Class 3-A-1...        $137,187,000        (7)         Senior, Pass-Through    Variable        $1,000                  $1
                                                                                Rate
Class 4-A-1...        $197,448,000        (8)             Super Senior,       Variable        $1,000                  $1
                                                         Sequential Pay         Rate
Class 4-A-2...         $63,806,000        (9)             Super Senior,       Variable        $1,000                  $1
                                                         Sequential Pay         Rate
Class 4-A-3...          (10)              (11)          Senior, Notional        Fixed       $100,000                  $1
                                                             Amount             Rate,
                                                                              Interest
                                                                                Only
Class 4-A-4...         $12,134,000        (8)             Super Senior        Variable        $1,000                  $1
                                                      Support, Pass-Through     Rate
Class B-1.....         $18,703,000        (12)            Subordinated        Variable       $25,000                  $1
                                                                                Rate
Class B-2.....          $5,343,000        (12)            Subordinated        Variable       $25,000                  $1
                                                                                Rate
Class B-3.....          $3,053,000        (12)            Subordinated        Variable       $25,000                  $1
                                                                                Rate
Non-Offered
Certificates
Class B-4.....          $1,909,000        (12)            Subordinated        Variable           N/A                 N/A
                                                                                Rate
Class B-5.....          $1,526,000        (12)            Subordinated        Variable           N/A                 N/A
                                                                                Rate
Class B-6.....          $1,908,915        (12)            Subordinated        Variable           N/A                 N/A
                                                                                Rate


[TABLE CONTINUED]


                                                            Initial Rating of
                                                             Certificates(4)
                     Certificate   Final Scheduled          -----------------
Class                    Form     Distribution Date(3)       S&P       Fitch
--------------       -----------  --------------------      -----      ------
Offered
Certificates
Class 1-A-1...       Book-Entry    November 20, 2036          AAA         AAA

Class 1-A-R...       Definitive    November 20, 2036          AAA         AAA

Class 2-A-1...       Book-Entry    November 20, 2036          AAA         AAA

Class 2-A-2...       Book-Entry    November 20, 2036          AAA         AAA

Class 3-A-1...       Book-Entry    November 20, 2036          AAA         AAA

Class 4-A-1...       Book-Entry    November 20, 2036          AAA         AAA

Class 4-A-2...       Book-Entry    November 20, 2036          AAA         AAA

Class 4-A-3...       Book-Entry    September 20, 2016         AAA         AAA



Class 4-A-4...       Book-Entry    November 20, 2036          AAA         AAA

Class B-1.....       Book-Entry    November 20, 2036          None        AA

Class B-2.....       Book-Entry    November 20, 2036          None         A

Class B-3.....       Book-Entry    November 20, 2036          None        BBB

Non-Offered
Certificates
Class B-4.....            N/A               N/A               None        BB

Class B-5.....            N/A               N/A                B           B

Class B-6.....            N/A               N/A               None       None


-----------

(1) Approximate. The initial class balance of the offered certificates may vary by a total of plus or minus 5%.

(2) Denominations for interest only certificates are expressed in notional amount.

(3) The final scheduled distribution date (other than for the Class 4-A-3 Certificates) represents the distribution date in the month following the latest maturity date of any mortgage loan (other than any mortgage loan with an original term to stated maturity of more than 30 years) in the related loan group or the mortgage pool, as the case may be. The final scheduled distribution date for the Class 4-A-3 Certificates represents the last distribution date on which such certificates may receive any payment of interest. The actual final payment on your offered certificates could occur earlier or (except for the Class 4-A-3 Certificates) later than the final scheduled distribution date.

(4) The offered certificates will not be issued unless they receive at least the ratings set forth in this table.

(5) Interest will accrue on these certificates at a per annum rate equal to the weighted average of the net mortgage interest rates of the mortgage loans in loan group 1. For the initial distribution date in November 2006, this rate is expected to be approximately 6.16429% per annum.

(6) Interest will accrue on these certificates at a per annum rate equal to the weighted average of the net mortgage interest rates of the mortgage loans in loan group 2. For the initial distribution date in November 2006, this rate is expected to be approximately 6.13139% per annum.

(7) Interest will accrue on these certificates at a per annum rate equal to the weighted average of the net mortgage interest rates of the mortgage loans in loan group 3. For the initial distribution date in November 2006, this rate is expected to be approximately 6.17589% per annum.

(8) Interest will accrue on these certificates at a per annum rate equal to the weighted average of the net mortgage interest rates of the mortgage loans in loan group 4. For the initial distribution date in November 2006, this rate is expected to be approximately 6.23318% per annum.

(9) For each distribution date occurring prior to and including the distribution date in September 2016, interest will accrue on the Class 4-A-2 Certificates at a per annum rate equal to the weighted average of the net mortgage interest rates of the mortgage loans in loan group 4 minus 0.48318%. For each distribution date occurring on and after the distribution date in October 2016, interest will accrue on the Class 4-A-2 Certificates at a per annum rate equal to the weighted average of the net mortgage interest rates of the mortgage loans in loan group 4. For the initial distribution date in November 2006, this rate is expected to be approximately 5.75000% per annum.

(10) The Class 4-A-3 Certificates are interest only certificates, have no class balance and will bear interest on their notional amount (initially approximately $63,806,000). The notional amount of the Class 4-A-3 Certificates will be zero on and after the distribution date in October 2016.

(11) Interest will accrue on the Class 4-A-3 Certificates through the distribution date in September 2016 at a per annum rate equal to 0.48318%. The pass-through rate on the Class 4-A-3 Certificates will be zero on and after the distribution date in October 2016.

(12) Interest will accrue on the subordinate certificates at a per annum rate equal to the weighted average (based on the excess, if any, of the sum of the mortgage loans in each loan group over the sum of the class balances of the senior certificates in the related group) of the weighted average of the net mortgage interest rates of the mortgage loans in each loan group. For the initial distribution date in November 2006, this rate is expected to be approximately 6.17881% per annum.

     Senior Principal Distribution Amount

     With respect to the Group 1 Certificates:

     On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 1 for that Distribution Date and (b) the Pool Distribution Amount for loan group 1 remaining after payment of funds due to the Trustee and distributions of interest on the Group 1 Certificates as principal, sequentially, to the Class 1-A-R and Class 1-A-1 Certificates, in that order, until their Class Balances have been reduced to zero.

     With respect to the Group 2 Certificates:

     On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 2 for that Distribution Date and (b) the Pool Distribution Amount for loan group 2 remaining after payment of funds due to the Trustee and distributions of interest on the Group 2 Certificates as principal, concurrently, to the Class 2-A-1 and Class 2-A-2 Certificates, pro rata, until their Class Balances have been reduced to zero.

     With respect to the Group 3 Certificates:

     On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 3 for that Distribution Date and (b) the Pool Distribution Amount for loan group 3 remaining after payment of funds due to the Trustee and distributions of interest on the Group 3 Certificates as principal to the Class 3-A-1 Certificates, until their Class Balance has been reduced to zero.

     With respect to the Group 4 Certificates:

     On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 4 for that Distribution Date and (b) the Pool Distribution Amount for loan group 4 remaining after payment of funds due to the Trustee and distributions of interest on the Group 4 Certificates as principal, concurrently, as follows:

     (A) approximately 95.5616193834%, sequentially, to the Class 4-A-1 and Class 4-A-2 Certificates, in that order, until their Class Balances have been reduced to zero; and

     (B) approximately 4.4383806166% to the Class 4-A-4 Certificates, until their Class Balance has been reduced to zero.

     The preceding distribution priorities for a group will not apply on any Distribution Date on or after the Senior Credit Support Depletion Date. On each of those Distribution Dates, the amount to be distributed as principal to the Senior Certificates of a group will be distributed, concurrently, as principal of the classes of Senior Certificates of that group pro rata, based on their Class Balances.